Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 (relating to 750,000 shares of Common Stock) of our report dated March 22, 2006 relating to the financial statements, financial statement schedule, management’s assessment of the effectiveness of internal controls over financial reporting and the effectiveness of internal control over financial reporting, of Ultralife Batteries, Inc., which appears in Ultralife Batteries, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2005.
/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

Rochester, New York
August 16, 2006